EXHIBIT 99

              FPIC INSURANCE GROUP, INC. REPORTS RESIGNATION OF CEO


JACKSONVILLE, Fla. -- (BUSINESS WIRE) -- July 17, 2000 -- FPIC Insurance Group, Inc. (Nasdaq: FPIC) today announced the resignation of William R. Russell, the company's President and Chief Executive Officer, from these posts and from his position as a director of the company. The company also announced that John R. Byers, the company's Chief Operating Officer, has been elected interim President and Chief Executive Officer, and as a director of the company. In addition, David L. Rader, President and Chief Operating Officer of the company's subsidiary, Florida Physicians Insurance Company, Inc., has been elected as Chief Executive Officer of that subsidiary, a position previously held by Mr. Russell.

Robert O. Baratta, M.D., Chairman of the Board of the company said, "The board of directors and Mr. Russell agreed that it was time for a change and new leadership. While we have tremendous confidence in John Byers' abilities, we do intend to conduct a search and consider other candidates for the position of CEO. John of course will be one of the candidates considered. In the meantime, we have a great deal of confidence in the new management team we have assembled at the company and our subsidiaries."

In connection with Mr. Russell's departure, the company will incur a one-time charge of approximately $1.5 million, pre-tax, during the third quarter.

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability and associated insurance products for physicians, dentists, hospitals and other healthcare providers. In addition, it provides third-party administration services both within and outside the healthcare marketplace. Its insurance subsidiaries, Florida Physicians Insurance Company, Inc., Anesthesiologists' Professional Assurance Company, Intermed Insurance Company and Interlex Insurance Company, are rated A- (Excellent) by A.M. Best.

For all of your investor information needs please visit our Company Web Site: http://ww.fpic.com/. Electronic distribution of materials is now available.

CONTACT:  FPIC Insurance Group, Inc., Jacksonville

               John R. Byers, President & Chief Executive Officer
               904/354-2482, extension 3010
               or
               Kim D. Thorpe, Executive Vice President & Chief Financial Officer 904/354-2482, extension 3256


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